UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2007

Max Capital Group Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	000-33047	Not Applicable
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Max House, 2 Front Street, Hamilton, Bermuda		HM 11
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2007, Max Capital Group Ltd. (the "Registrant") and Max Bermuda Ltd. ("Max Bermuda" and, together with the Registrant, the "Borrowers") entered into a commitment letter with Bank of America, N.A. ("BOA") and Banc of America Securities LLC ("BAS") with respect to a proposed $450 million five-year senior credit facility for letters of credit with one-year terms to Max Bermuda (the "Tranche A Facility") and a $150 million five-year unsecured senior credit facility for letters of credit with one-year terms to Max Bermuda and loans to Max Bermuda and the Registrant (the "Tranche B Facility" and, together with the Tranche A Facility, the "Senior Credit Facility"). The Senior Credit Facility would replace, or amend and restate in its entirety, the Registrant’s and Max Bermuda’s existing letter of credit and revolving credit agreement with BOA, BAS and various financial institutions dated June 1, 2005. Under the commitment letter, BOA has agreed to lend up to $125 million of the Senior Credit Facility. In addition, BAS has agreed to act as sole and exclusive lead for the credit facility and to use its commercially reasonable efforts to syndicate the remainder of the Senior Credit Facility. The commitment letter provides that the Senior Credit Facility may be increased by $200 million at the discretion of the Borrowers.

The $125 million commitment of BOA and BAS’ undertakings described above are subject to, among other conditions, the Borrowers having obtained commitments from other lenders at least equal to $475 million. In addition, the commitment letter will expire on August 31, 2007 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

The Senior Credit Facility will contain customary conditions, representations and warranties and covenants as well as event of default and indemnification provisions, among other things.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max Capital Group Ltd.

July 2, 2007	By:	Joseph W. Roberts

Name: Joseph W. Roberts
Title: Executive Vice President & Chief Financial Officer